EXHIBIT 99.1

Oxygen Biotherapeutics Reports Financial Results for Fiscal Year 2013

MORRISVILLE, NC, June 26, 2013 –Oxygen Biotherapeutics, Inc., (“OBI”) (NASDAQ: OXBT) a developer of oxygen-carrying therapeutics, today announced results for the fiscal year (FY) ended April 30, 2013.

Financial Highlights:

●
Government grant revenue increased 263% year-over-year to $1.14 million due to progress of the underlying studies for FDA-required preclinical trials on Oxycyte® and the achievement of contractual milestones under the grant

●	Raised approximately $2.1 million in an offering of Series B preferred stock and warrants

●	Reduced operating expenses by 26% year-over-year as a result of focusing operations on Oxycyte® as a therapeutic for critical indications including TBI

●	Net operating loss narrowed by 37% and net loss attributable to common shareholder narrowed by 34% driven by increased revenues and reduced operating expenses

●	Out-licensed Dermaycte® product line in February 2013 to Valor SA of Switzerland in exchange for non–refundable annual licensing fees and royalty revenues

Clinical Highlights:

●
Made significant advancements in preclinical trials requested by the FDA to test the safety profile of Oxycyte® for the treatment of traumatic brain injury (TBI), with preclinicals scheduled for completion in the second quarter of fiscal year 2014

●	Secured exclusive long-term supply of cGMP-compliant Oxycyte® for ongoing clinical trials

●	Signed research agreement for the U.S. Navy to fund a study of Oxycyte® as potential treatment for hemorrhagic shock

●	Secured additional research agreement for the U.S. Navy to fund a study of Oxycyte® as an intravenous treatment for infected wounds and related injuries

●
Aurum Biosciences, the Company’s research partner for stroke indications, and the University of Glasgow, demonstrated in a study, the ability of Oxycyte® to supply oxygen to critical penumbral tissue in acute ischemic stroke

“In fiscal 2013 we successfully executed on focusing the Company’s operations on Oxycyte® for critical indications including TBI and stroke. During the 2013 fiscal year we conducted several FDA requested preclinical trials on Oxycyte® designed to address the FDA’s clinical hold on PFC emulsions,” stated Michael Jebsen, Interim CEO, President and Chief Financial Officer. “We also continue progress with our Phase IIb trials for Oxycyte® in the treatment of TBI in Switzerland and Israel. We further streamlined and reduced our operating expenses and have out-licensed our cosmetics line with the goal of creating high-margin licensing revenues. We seek additional out-licensing opportunities for a broad range of non-core indications of our platform oxygen-carrying technology.

Financial Results:

Through the third quarter of fiscal 2013, we generated product revenue from the sale of Dermacyte® through on-line retailers, physicians and medical spa facilities, and through distribution agreements with unrelated companies. Net product revenue for the years ended April 30, 2013 and 2012 was $49,572 and $49,266, respectively. The decrease in product revenue was primarily due to the elimination of our internal sales force and the suspension of our direct marketing and advertising programs. Gross profit as a percentage of revenue was 53% and 49% for the years ended April 30, 2013 and 2012, respectively. In the fourth quarter of fiscal 2013 we out-licensed the Dermacyte® product line to the cosmetics division of Valor SA of Switzerland.

We also earn revenues through a cost-reimbursement grant sponsored by the United States Army (Grant Revenue). Grant Revenue is recognized as milestones under the grant program are achieved. Grant Revenue is earned through reimbursements for the direct costs of labor, travel, and supplies, as well as the pass-through costs of subcontracts with third-party contract research organizations. For the year ended April 30, 2013, we recorded approximately $1,141,356, a 263% increase over $314,515 in revenue under the grant program for the year ended April 30, 2012.

Total operating expenses for the year ended April 30, 2013 were $6,379,955 compared to $8,583,978 for the same period in 2012. The 26% decrease in total operating expenses was the result of reductions in selling, general and administrative costs, partially offset by an increase in restructuring expense.

Marketing and sales expenses for the year ended April 30, 2013 decreased 73% to $108,165 compared to $393,922 in the prior year. The decrease in marketing and sales expenses for the year was driven primarily by reductions in costs incurred for direct marketing and compensation.

General and administrative (G&A) expenses for the year ended April 30, 2013 decreased 37% to $3,567,980 compared with $5,697,884 in the prior year. The decrease in G&A expenses was driven primarily by reductions in costs incurred for legal and professional fees, compensation, facilities, travel and depreciation and amortization.

Research and development (R&D) expenses for the year ended April 30, 2013 declined less than one percent to $2,455,816 compared with $2,462,638 in the prior year.

During the year ended April 30, 2013, interest expense was approximately $4.2 million compared to approximately $7.4 million in the prior year. In the current year we recognized non-cash interest expense related to the fair-value adjustments to our Series A preferred stock, dividends paid on our Series A preferred stock and quarterly interest accrued on our outstanding convertible notes payable.

Other expense decreased approximately $92,000 for the year ended April 30, 2013 compared to the prior year, primarily due to the write off of receivables from Glucometrics, Inc, or Glucometrics in the prior year. Glucometrics previously held license rights for the use of our patents related to glucose monitoring technology.

For the fiscal year ended April 30, 2013, we reported a net loss of $10,373,871, or $6.68 per diluted share compared to a net loss of $15,712,410, or $14.07 per diluted share, in the prior year.

We ended the fiscal year with cash and cash equivalents totaling $783,528 compared with $1,879,872, in the prior year.

About Oxygen Biotherapeutics, Inc.
Oxygen Biotherapeutics, Inc. is developing medical products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.  The company is also developing PFC-based creams and gels for topical delivery to the skin for dermatologic conditions and potentially wound care. In addition, the Company has commercialized its Dermacyte® line of skin care cosmetics for the anti-aging market. Dermacyte is now out-licensed to Valor Cosmetics of Switzerland.

Financial Tables Follow

The accompanying notes found in the Company’s Form 10-K filed with the SEC on June 26, 2013 are an integral part of these Financial Statements.

BALANCE SHEETS

	April 30, 2013	April 30, 2012
ASSETS
Current assets
Cash and cash equivalents	$783,528	$1,879,872
Accounts receivable	445,237	13,385
Government grant receivable	96,226	35,650
Inventory	99,204	83,370
Prepaid expenses	247,646	455,946
Other current assets	170,410	162,809
Total current assets	1,842,251	2,631,032
Property and equipment, net	205,389	293,606
Debt issuance costs, net	150,043	278,659
Intangible assets, net	924,698	872,971
Other assets	58,262	65,666
Total assets	$3,180,643	$4,141,934

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$977,162	$542,809
Accrued liabilities	874,876	1,273,837
Convertible preferred stock	-	1,247,266
Current portion of notes payable, net	57,539	62,958
Total current liabilities	1,909,577	3,126,870
Other liabilities	54,660	-
Long-term portion of notes payable, net	2,994,442	1,361,110
Total liabilities	4,958,679	4,487,980

Commitments and contingencies; see Note J.
Stockholders' deficit
Preferred stock, undesignated, authorized 9,990,400 shares; issued 2,100; outstanding 987 and 0, respectively; see Note E and Note H.	1	-
Common stock, par value $.0001 per share; authorized 400,000,000 shares; issued and outstanding 1,930,078 and 1,470,890, respectively	193	2,942
Additional paid-in capital	115,265,854	107,279,296
Deficit accumulated during the development stage	(117,044,084)	(107,628,284)
Total stockholders’ deficit	(1,778,036)	(346,046)
Total liabilities and stockholders' deficit	$3,180,643	$4,141,934

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)

STATEMENTS OF OPERATIONS

	Period from May 26, 1967 (Inception) to	Year ended April 30,
	April 30, 2013	2013	2012

Product revenue	$562,937	$92,683	$100,519
Cost of sales	352,579	43,111	51,253
Net product revenue	210,358	49,572	49,266
Government grant revenue	1,455,871	1,141,356	314,515
Total net revenue	1,666,229	1,190,928	363,781

Operating expenses
Selling, general, and administrative	50,585,212	3,676,145	6,091,806
Research and development	24,531,128	2,455,816	2,462,638
Restructuring expense	220,715	220,715	-
Loss on impairment of long-lived assets	390,970	27,279	29,534
Total operating expenses	75,728,025	6,379,755	8,583,978

Net operating loss	74,061,796	5,189,027	8,220,197

Interest expense	43,962,019	4,238,456	7,412,054
Loss on extinguishment of debt	250,097	-	-
Other (income) expense	(1,229,828)	(11,683)	80,159
Net loss	$117,044,084	$9,415,800	$15,712,410

Preferred stock dividend	958,071	958,071	-
Net loss attributable to common stockholders	$118,002,155	$10,373,871	$15,712,410

Net loss per share, basic		$(6.29)	$(12.12)
Weighted average number of common shares outstanding, basic		1,650,280	1,296,414
Net loss per share, diluted		$(6.68)	$(14.07)
Weighted average number of common shares outstanding, diluted		1,759,025	1,387,621

Caution Regarding Forward-Looking Statements
This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company’s judgment as of the date of this release. The forward-looking statements are subject to a number of risks and uncertainties delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in annual report on Form 10-K filed on June 26, 2013 as well as other filings with the SEC. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

IRTH Communications
Robert Haag, 1-866-976-IRTH (4784)
oxbt@irthcommunications.com
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